Rule 424(b)(3)
                                                                 No. 333-15411

                      CNL AMERICAN PROPERTIES FUND, INC.

      This Supplement is part of, and should be read in conjunction with, the Prospectus dated January 31, 1997 and the Prospectus Supplement dated March 17, 1997. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

      Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of March 21, 1997, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after March 21, 1997, will be reported in a subsequent Supplement.

                                 THE OFFERING

      Following the completion of its Initial Offering on February 6, 1997, the Company commenced this offering of up to 27,500,000 Shares. As of March 21, 1997, the Company had received aggregate subscription proceeds of $21,454,558 (2,145,456 Shares) from 986 stockholders. Net proceeds to the Company after deduction of Selling Commissions, Marketing Support and Due Diligence Expense Reimbursement Fees and Offering Expenses totalled approximately $19,300,000. As of March 21, 1997, $965,455 of such amount had been incurred in Acquisition Fees to the Advisor and the balance was available for investment in Properties and Mortgage Loans.

      As of the completion of its Initial Offering, the Company had received subscription proceeds of $150,591,765 (15,059,177 shares), including $591,765 (59,177 shares) issued pursuant to the Reinvestment Plan and after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and offering expenses, net proceeds to the Company from its Initial Offering totalled approximately $134,000,000. As of March 21, 1997, the Company had invested or committed for investment approximately $112,100,000 of net proceeds from the Initial Offering in 111 Properties, in providing mortgage financing to the tenants of the 35 Properties consisting of land only through Mortgage Loans, and in paying acquisition fees to the Advisor totalling $6,776,629 and certain acquisition expenses, leaving approximately $22,000,000 in net offering proceeds from the Initial Offering available for investment in Properties and Mortgage Loans. The Company expects to use such amount and Net Offering Proceeds from this offering to invest in additional Properties and Mortgage Loans.

                                   BUSINESS

PROPERTY ACQUISITIONS

      Between March 7, 1997 and March 21, 1997, the Company acquired one Property consisting of land and building. The Property is a Jack in the Box Property (in Houston, Texas). For information regarding the 110 Properties acquired by the Company prior to March 7, 1997, see the Prospectus dated January 31, 1997 and the Prospectus Supplement dated March 17, 1997.

      In connection with the purchase of this Property, the Company, as lessor, entered into a long-term lease agreement with an unaffiliated lessee. The general terms of the lease agreement are described in the section of the Prospectus entitled "Business - Description of Property Leases." In addition, in connection with the purchase of this Property, which is to be constructed, the Company has entered into development and indemnification and put agreements with the lessee. The general terms of these agreements are described in the section of the Prospectus entitled "Business - Site Selection and Acquisition of Properties - Construction and Renovation."



March 25, 1997                               Prospectus Dated January 31, 1997





      The following table sets forth the location of the one Property consisting of land and building, acquired by the Company, from March 7, 1997 through March 21, 1997, a description of the competition, if any, and a summary of the principal terms of the acquisition and lease of the Property.


                                       2




                                            PROPERTY ACQUISITIONS
                                  From March 7, 1997 through March 21, 1997
                                                          Lease Expira-
Property Location and              Purchase      Date        tion and         Minimum                            Option
Competition                        Price (1)   Acquired  Renewal Options  Annual Rent (2)   Percentage Rent    To Purchase
---------------------            -----------   --------  ---------------  ---------------   ---------------    -----------
JACK IN THE BOX                  $905,945      03/18/97  03/2015; four    $92,859 (5);      for each lease     at any time
(the "Houston #4 Property")      (excluding              five-year        increases by 8%   year, (i) 5% of    after the
Restaurant to be constructed     closing                 renewal options  after the fifth   annual gross       seventh
                                 costs)                                   lease year and    sales minus        lease year
The Houston #4 Property is       (3)(5)                                   after every       (ii) the
located on the southeast corner                                           five years        minimum annual
of Hempstead Highway and 34th                                             thereafter        rent for such
Street, in Houston, Harris                                                during the        lease year (4)
County, Texas, in an area of                                              lease term
mixed commercial and
residential development.


FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building portion) of the construction Property acquired, once the building is constructed, is set forth below:

      Property                Federal Tax Basis
      --------                -----------------

      Houston #4 Property      $539,000

(2) Minimum annual rent for the Houston #4 Property became payable on the effective date of the lease.

(3) The development agreement for the Houston #4 Property, which is to be constructed, provides that construction must be completed no later than the date set forth below. The maximum cost to the Company, (including the purchase price of the land (if applicable), development costs (if applicable), and closing and acquisition costs) is not expected to, but may, exceed the amount set forth below:

                                                         Estimated Final
      Property                Estimated Maximum Cost     Completion Date
      --------                ----------------------     ---------------

      Houston #4 Property          $  905,945            September 14, 1997

(4) Percentage rent shall be calculated on a calendar year basis (January 1 to December 31).


                                       3







(5) The Company paid for all construction costs in advance at closing; therefore, minimum annual rent was determined on the date acquired and is not expected to change.


                                       4






BORROWING AND SECURED EQUIPMENT LEASES

      Between March 7, 1997 and March 21, 1997, the Company obtained one advance totalling $313,072 under its $15,000,000 Loan. This advance was the final advance relating to the acquisition of Equipment for the restaurant property in Hopkinsville, Kentucky (the "Hopkinsville Secured Equipment Lease").

PENDING INVESTMENTS

      As of March 21, 1997, the Company had initial commitments to acquire 25 properties, including 11 properties consisting of land and building, five properties consisting of building only and nine properties consisting of land
only.   The acquisition of each of these properties is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of all 25 of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -Description of Property Leases," except as described below.

      In connection with the nine Pizza Hut properties consisting of land only, the Company anticipates acquiring the land and leasing it to the tenant, Castle Hill, pursuant to a master lease agreement for these nine properties. The tenant is expected to own the buildings for these nine Pizza Hut properties. In connection therewith, the Company anticipates providing mortgage financing to the tenant which will be collateralized by the building improvements. If the mortgage note is executed, it is expected to be executed under substantially the same terms described in "Business - Mortgage Loans."

      In addition, the Company has an initial commitment to provide mortgage financing for two additional Pizza Hut properties in Weirton, West Virginia, and Wintersville, Ohio, which will be collateralized by the building improvements. The Company does not expect to own the land for these two properties. If the mortgage note is executed, it is expected to be executed under substantially the same terms described in "Business - Mortgage Loans."

      In connection with the Black-eyed Pea properties in Bedford, Dallas and Fort Worth, Texas; Oklahoma City, Oklahoma; and Scottsdale, Arizona, the Company anticipates owning only the buildings and not the underlying land. However, the Company anticipates entering into landlord estoppel agreements with the landlords of the land and collateral assignments of the ground leases with the lessees in order to provide the Company with certain rights with respect to the land on which the buildings are located.

      Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                                       5





                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------
Bennigan's              15 years; three five-      10.375% of the            for each lease year,    at any time after
Arvada, CO              year renewal options       Company's total cost      (i) 6% of annual        lease year five
Existing restaurant                                to purchase the           gross sales minus
                                                   property; increases by    (ii) the minimum
                                                   10% after the fifth       annual rent for such
                                                   lease year and after      lease year
                                                   every five years
                                                   thereafter during the
                                                   lease term

Black-eyed Pea (3)      16 years                   12.83% of the             None                    (6)
Bedford, TX                                        Company's total cost
Existing restaurant                                to purchase the
                                                   building

Black-eyed Pea (3)      19 years                   12.12% of the             None                    (6)
Dallas, TX                                         Company's total cost
Existing restaurant                                to purchase the
                                                   building

Black-eyed Pea (3)      14 years                   13.59% of the             None                    (6)
Fort Worth, TX                                     Company's total cost
Existing restaurant                                to purchase the
                                                   building

Black-eyed Pea (3)      15 years                   13.24% of the             None                    (6)
Oklahoma City, OK                                  Company's total cost
Existing restaurant                                to purchase the
                                                   building

Black-eyed Pea (3)      14 years                   13.66% of Total Cost      None                    (6)
Scottsdale, AZ                                     (1)
Restaurant to be
renovated

Burger King             20 years; two five-year    11% of Total Cost (1)     for each lease year,    None
Ooltewah, TN            renewal options                                      (i) 8.5% of annual
Restaurant to be                                                             gross sales minus
constructed                                                                  (ii) the minimum
                                                                             annual rent for such
                                                                             lease year

Golden Corral           15 years; four five-year   10.75% of Total Cost      for each lease year,    during the first
Jacksonville, FL        renewal options            (1)                       5% of the amount by     through seventh
Restaurant to be                                                             which annual gross      lease years and the
constructed                                                                  sales exceed a to be    tenth through
                                                                             determined breakpoint   fifteenth lease
                                                                                                     years only

                                       6



                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------
IHOP                    20 years; three five-      10.125% of the            for each lease year,    during the eleventh
Fairfax, VA             year renewal options       Company's total cost      (i) 4% of annual        lease year and at
Existing restaurant                                to purchase the           gross sales minus       the end of the
                                                   property; increases by    (ii) the minimum        initial lease term
                                                   10% after the fifth       annual rent for such
                                                   lease year and after      lease year
                                                   every five years
                                                   thereafter during the
                                                   lease term

IHOP                    20 years; three five-      10.125% of the            for each lease year,    during the eleventh
Hollywood, CA           year renewal options       Company's total cost      (i) 4% of annual        lease year and at
Existing restaurant                                to purchase the           gross sales minus       the end of the
                                                   property; increases by    (ii) the minimum        initial lease term
                                                   10% after the fifth       annual rent for such
                                                   lease year and after      lease year
                                                   every five years
                                                   thereafter during the
                                                   lease term

IHOP                    20 years; three five-      10.125% of the            for each lease year,    during the eleventh
Leesburg, VA            year renewal options       Company's total cost      (i) 4% of annual        lease year and at
Existing restaurant                                to purchase the           gross sales minus       the end of the
                                                   property; increases by    (ii) the minimum        initial lease term
                                                   10% after the fifth       annual rent for such
                                                   lease year and after      lease year
                                                   every five years
                                                   thereafter during the
                                                   lease term

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Bacliff, TX             renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Enunclaw, WA            renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year



                                       7



                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------
Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Fresno, CA              renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Jack in the Box         18 years; four five-year   10.25% of Total Cost      for each lease year,    at any time after
Oxnard, CA              renewal options            (1); increases by 8%      (i) 5% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year (2)
constructed                                        year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year

Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
Bolivar, OH             renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year

Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
Carrolton, OH           renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year

Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
Dover, OH               renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year


                                        8




                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------
Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
Millersburg, OH         renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year

Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
New Philadelphia, OH    renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year

Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
New Philadelphia-       renewal options            Company's total cost                              the seventh lease
West, OH                                           to purchase the land;                             year
Land only                                          increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year

Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
Steubenville, OH        renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year

Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
Uhrichsville, OH        renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year


                                        9






                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------
Pizza Hut (4)(5)        20 years; two ten-year     10.50% of the             None                    at any time after
Wellsburg, WV           renewal options            Company's total cost                              the seventh lease
Land only                                          to purchase the land;                             year
                                                   increases by 10% after
                                                   the fifth and tenth
                                                   lease years and 12%
                                                   after the fifteenth
                                                   lease year

Shoney's                20 years; two five-year    11% of Total Cost;        for each lease year,    at any time after
Phoenix, AZ             renewal options            increases by 10% after    (i) 6% of annual        the seventh lease
Restaurant to be                                   the fifth lease year      gross sales minus       year
constructed                                        and after every five      (ii) the minimum
                                                   years thereafter          annual rent for such
                                                   during the lease term     lease year
                                                   (1)



FOOTNOTES:

(1) The "Total Cost" is equal to the sum of (i) the purchase price of the property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.

(2) In the event the Company purchases the property directly from the lessee, the lessee will have no option to purchase the property.

(3) The Company anticipates owning the building only for this property. The Company will not own the underlying land; although, the Company anticipates entering into a landlord estoppel agreement with the landlord of the land and a collateral assignment of the ground lease with the lessee in order to provide the Company with certain rights with respect to the land on which the building is located.

(4) The lease relating to this property is a land lease only. The Company anticipates entering into a master mortgage note receivable collateralized by the Bolivar, Carrolton, Dover, Millersburg, New Philadelphia, New Philadelphia-West, Steubenville and Uhrichsville, Ohio, and Wellsburg, West Virginia building improvements.

(5) The Company anticipates entering into a master lease agreement for the Bolivar, Carrolton, Dover, Millersburg, New Philadelphia, New Philadelphia-West, Steubenville and Uhrichsville, Ohio, and Wellsburg, West Virginia properties.

(6) The Company anticipates conveying the building to the tenant at the end of the lease term for $1.



                                      10




    PRO FORMA ESTIMATE OF TAXABLE INCOME BEFORE DIVIDENDS PAID DEDUCTION OF
                      CNL AMERICAN PROPERTIES FUND, INC.
    GENERATED FROM THE OPERATIONS OF PROPERTIES ACQUIRED FROM MARCH 7, 1997
                            THROUGH MARCH 21, 1997
                       FOR A 12-MONTH PERIOD (UNAUDITED)


      The following schedule represents pro forma unaudited estimates of taxable income before dividends paid deduction of each Property acquired by the Company from March 7, 1997 through March 21, 1997, for the 12-month period commencing on the date of the inception of the respective lease on such Property. The schedule should be read in light of the accompanying footnotes.

      These estimates do not purport to present actual or expected operations of the Company for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith. No single lessee or group of affiliated lessees lease Properties or has borrowed funds from the Company with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of the Company.


                                             Jack in the Box
                                            Houston #4, TX (5)
                                            ------------------

Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction:

Base Rent (1)                                    $ 92,859

Asset Management Fees (2)                          (5,430)

General and Administrative
  Expenses (3)                                     (5,757)
                                                 --------

Estimated Cash Available from
  Operations                                       81,672

Depreciation and Amortization
  Expense (4)                                     (13,833)
                                                 --------

Pro Forma Estimate of Taxable
  Income Before Dividends Paid
  Deduction of the Company                       $ 67,839
                                                 ========



                                 See Footnotes

                                      11






FOOTNOTES:

(1) Base rent does not include percentage rents which become due if specified levels of gross receipts are achieved.

(2) The Property will be managed pursuant to an advisory agreement between the Company and CNL Fund Advisors, Inc. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(3) Estimated at 6.2% of gross rental income based on the previous experience of Affiliates of the Advisor with 17 public limited partnerships which own properties similar to those owned by the Company. Amount does not include soliciting dealer servicing fee due to the fact that such fee will not be incurred until December 31 of the year following the year in which the offering terminates.

(4) The estimated federal tax basis of the depreciable portion (the building portion) of the Property has been depreciated on the straight-line method over 39 years.

(5) The development agreement for the Property which is to be constructed, provides that construction must be completed no later than the date set forth below:

      Property                      Estimated Final Completion Date
      --------                      -------------------------------

      Houston #4 Property           September 14, 1997





                                12